Yuval Horn, Keren Kanir*, Roy Ribon, Ohad Mamann, Orly Sternfeld, Mia Yaniv-Sturm,

Danielle Wassner, Yasmin Zohar*, Paz Abercohen, Tammy Alon,

Assaf Unger, Uri Dotan, Roie Kaner, Keren Margalit, Ronen Monosevich**

* Also admitted in New York

** Special Counsel

Tel-Aviv, November 5, 2015

Ref: 6066/60

To:

Vascular Biogenics Ltd.

6 Jonathan Netanyahu St.

Or Yehuda, Israel 60376

Ladies and Gentlemen:

Re: Registration Statement on Form F-3

We have acted as Israeli counsel for Vascular Biogenics Ltd., an Israeli company (the “Company”), in connection with (i) the Registration Statement on Form F-3 (File No. 333-207250) (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”) and the prospectus supplement, dated as of November 3, 2015 (the “Prospectus Supplement”) relating to the underwritten public offering by the Company (the “Offering”), contemplating: (i) the issuance and sale by the Company of an aggregate of 2,500,000 ordinary shares, par value NIS 0.01 per share (“Ordinary Shares”) of the Company (the “Offering Shares”) and (ii) the issuance and sale by the Company of warrants to purchase an additional 1,250,000 Ordinary Shares (the “Warrants” and the “Warrant Shares”).

In connection herewith, we have examined the originals, or photocopies or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement and the Prospectus Supplement; (ii) a copy of the memorandum of association and the articles of association of the Company, as currently in effect; (iii) resolutions of the audit committee and the board of directors (the “Board”) which have heretofore been approved and, in each case, which relate to the Registration Statement and other actions to be taken in connection with the Offering (the “Resolutions”); and (iv) such other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company as we have deemed relevant and necessary as a basis for the opinions hereafter set forth. We have also made inquires of such officers and representatives as we have deemed relevant and necessary as a basis for the opinions hereafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, confirmed

T: +972-3-637 8200  |   F: +972-3-637 8201  |   office@hornlaw.co.il  |   www.hornlaw.co.il

Amot Investments Tower 24th Floor, 2 Weizmann St., Tel Aviv 6423902, Israel

as photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based upon and subject to the foregoing, we are of the opinion that upon payment to the Company of the combined consideration per Ordinary Share and Warrant as described in Prospectus Supplement and, with respect to 3 below, upon payment of the Warrant exercise price:

1.	The Ordinary Shares have been duly authorized and, when issued and sold in the Offering as described in the Prospectus Supplement, will be validly issued, fully paid and non-assessable;

2.	The Warrants have been duly authorized and, when issued, delivered and paid for as described in the Prospectus Supplement, will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms; and

3.	The Warrant Shares have been duly authorized and, when and if issued upon exercise of the Warrants in the manner described in the Prospectus Supplement and in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

Members of our firm are admitted to the Bar in the State of Israel, and we do not express any opinion as to the laws of any other jurisdiction. We relied on and express no opinion with respect to issues concerning the Company that are addressed in a separate opinion of Goodwin Procter LLP, U.S. counsel to the Company. We have also relied, with the permission of Goodwin Procter LLP, upon the legal opinion letter of Goodwin Procter LLP to the Company dated November 5, 2015, which is being filed as an exhibit to the Report on Form 6-K as filed with the Commission on the date hereof, with respect to certain matters concerning the Company and its securities. This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

We consent to the filing of this opinion as an exhibit to the Form of 6-K and to the reference to our firm appearing under the caption “Legal Matters” and “Enforcement of Civil Liabilities” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the SEC promulgated thereunder or Item 509 of the SEC’s Regulation S-K promulgated under the Securities Act.

This opinion letter is rendered as of the date hereof and we disclaim any obligation to advise you of facts, circumstances, events or developments that may be brought to our attention after the effective date of the Offering that may alter, affect or modify the opinions expressed herein.

Sincerely yours,

/s/ Horn & Co. – Law Offices

Horn & Co. - Law Offices